UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2016

Interval Leisure Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34062	26-2590997
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6262 Sunset Drive, Miami, FL	33143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 666-1861

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On September 21, 2016, Interval Leisure Group, Inc. (“ILG”) and Vistana Signature Experiences, Inc. (“Vistana”) entered into an agreement (the “Agreement”) with Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), Preferred Guest, Inc. and Marriott International Inc. (“Marriott”) to clarify certain rights and obligations under the License, Services, and Development Agreement, dated May 11, 2016, the SPG Affiliation Agreement, dated May 11, 2016 and related agreements between Vistana and Starwood in light of the closing of the business combination between Marriott and Starwood.

Pursuant to the Agreement, Marriott agreed to maintain SPG and Marriott Rewards as separate loyalty programs for an interim period, while allowing certain cross-redemption between the two programs. For a period of at least three years, SPG points earned by Vistana owners in connection with their Vistana ownership may only be used in the SPG program and Marriott Rewards points earned by Marriott Vacation Worldwide Inc. (“MVW”) owners in connection with their MVW ownership may only be used in the Marriott Rewards program. The Agreement also limits Vistana’s ability to market to Marriott Rewards sourced members and MVW’s ability to market to SPG sourced members. SPG sourced members are first SPG members who later become Marriott Rewards members after the Marriott-Starwood business combination. Marriott Rewards sourced members are first Marriott Rewards members who later become SPG members after the Marriott-Starwood business combination. In addition, the Agreement provides for separation of the Starwood and Marriott call centers for an interim period and provides that, during such interim period, Marriott will only permit call transfer activities, if any, for a timeshare business using Starwood’s call centers to be performed for Vistana.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interval Leisure Group, Inc.

By:	/s/ Victoria J. Kincke
Name:	Victoria J. Kincke
Title:	Senior Vice President, General Counsel and Secretary

Date:  September 27, 2016